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Dan River Inc.
P. O. Box 261
Danville, Virginia 24543
                                                          NEWS RELEASE
FOR IMMEDIATE RELEASE:

INVESTOR RELATIONS CONTACT:
Denise Laussade, Vice President-Finance
(804)799-4113

DAN RIVER INC. REPORTS PRODUCT COST ADJUSTMENT

        Dan River announced today, October 12, 2000, that it expects to record an adjustment to inventory which will reduce nine months year to date pre-tax profits by $7.2 million ($4.4 million after-tax or $0.20 per share). The adjustment is primarily due to a write-down in the book value of inventory caused by the understatement of fabric usage in the production of certain home fashions products. The Company believes approximately one half of this adjustment will impact results for the third quarter of 2000 and the remainder will impact prior interim periods.

        This problem came to management's attention when the Company discovered that it had improperly recorded inventory receipts from some outside sources which, when corrected, indicated that the value of its inventory was overstated. Since the beginning of the year certain fabric usage calculations were understated thereby erroneously reducing manufacturing cost. The problem appears to have begun coincidentally with the installation of the Company's Enterprise Resource Planning System, the conversion of The Bibb Company's product specifications to that system,


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and the  subsequent  conversion of The Bibb Company's cost system to Dan River's cost system in early 2000.

        Looking ahead, the Company expects fourth quarter pre-tax profits to be negatively impacted by approximately $3.0 million due to these higher manufacturing costs.

        The Company is planning to report its third quarter results on October 26, 2000. While profit results are not yet available, the Company's net sales for the third quarter were $175.1 million, up $19.3 million or 12.4% compared with the Company's third quarter 1999 net sales of $155.8 million.

        The Company will host a conference call on Thursday, October 12, 2000, at 10:00 AM (ET) with respect to this announcement. The dial in number is
(800)260-0702.

NOTE: This press release contains forward-looking statements under applicable securities laws. Risks generally associated with Dan River's business are detailed in Dan River's Current Report on Form 8-K which was filed with the Securities and Exchange Commission on July 20, 1998. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations.